EXHIBIT 99.2

FIRST AMENDMENT

TO THE

COOPER TIRE & RUBBER COMPANY

PRE-TAX SAVINGS PLAN (FINDLAY)

(as amended and restated effective as of January 1, 2015)

Pursuant to the power of amendment reserved to Cooper Tire & Rubber Company (the “Company”) under the terms of Section 10.1 of the Cooper Tire & Rubber Company Pre-Tax Savings Plan (Findlay) (as amended and restated effective as of January 1, 2015 and herein referred to as the “Plan”), is amended as provided herein.

WITNESSETH

WHEREAS, the Company desires to amend the Plan to clarify the rights of Participants to diversify the investment of assets held in the Cooper Tire Securities Fund; and

WHEREAS, this First Amendment is administrative in nature in that it has been requested by the IRS as part of its determination letter review and involves no substantive changes to the Plan; and

WHEREAS, the Benefit Plan Administrative Committee has reviewed this First Amendment and has approved its adoption by an officer of the Company.

NOW THEREFORE, effective as of January 1, 2015, Section 5.2(c) of the Plan is hereby amended and restated in its entirety to read as follows:

“(c)    The portion of the Participant’s Account held in the Cooper Tire Securities Fund shall be subject to diversification as required under Code Section 401(a)(35) through the Participant’s investment direction authority under Section 5.1 and as set forth in this Subsection.

(i)    A Participant (including for purposes of this section an alternate payee who has an account under the Plan with respect to such Participant or a deceased Participant’s beneficiary), whose Account is fully or partially held in the Cooper Tire Securities Fund shall be offered the opportunity to elect to divest from the Cooper Tire Securities and reinvest an equivalent amount in other investment options.

(ii)    The Plan shall provide at least three Investment options (other than employer securities) to Participants described in this subsection. Each such investment option shall be diversified and have materially different risk and return characteristics. Periodic reasonable divestment and reinvestment opportunities must be provided at least quarterly. Except as provided in sections 1.401(a)(35)-1(e)(2) and (3) of the Treasury Regulations, restrictions (either direct or indirect) or conditions will not be imposed on the investment of publicly traded employer securities if such restrictions or conditions are not imposed on the investment of other Plan assets.

IN WITNESS WHEREOF, Cooper Tire & Rubber Company has caused this First Amendment to the Plan to be executed this 31st day of May, 2017.

COOPER TIRE & RUBBER COMPANY

By:	/s/ John J. Bollman

Title:	Senior Vice President and
Chief Human Resources Officer

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